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                                                               EXHIBIT 2.3


                  SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT


         THIS SECOND AMENDMENT (the "Amendment") to the STOCK PURCHASE AGREEMENT dated as of August 22, 1997, as amended by a first Amendment dated October 31, 1997 (together, the "Agreement"), is entered into as of the 27th day of February, 1998 by and among MCC ACQUISITION CORP. ("MCCAC"), PRIORITY INTERNATIONAL COMMUNICATIONS, INC. ("PIC") and WAYNE WRIGHT and BONNER HARDEGREE as the majority shareholders of PIC (the "PIC Majority Shareholders").

                                     RECITAL

         MCCAC, PIC and the PIC Majority Shareholders mutually desire to amend the Agreement in the manner set forth in this Amendment and to make certain other agreements.

                                   AGREEMENTS

         In consideration of the recital and the agreements set forth in the Agreement as amended hereby, the parties agree:

         1. The Short-Term Note, as defined in the Agreement, is amended and restated in the form attached hereto.

         2. All references to the Short-Term Note in the Agreement (and any documents or instruments executed and delivered in connection with the Agreement) shall refer to the Short-Term Note as amended and restated as of the date hereof. Upon receipt of the Amended and Restated Promissory Note (Short-Term Note), duly executed by MCCAC, the PIC Majority Shareholders shall return the original Short-Term Note to MCCAC for cancellation.

         3. Section 1.3 of the Agreement is amended to read in its entirety as follows:

            1.3 Special Default Right. The Short-Term Note is payable in full on June 30, 1998. If the Short-Term Note is not paid in full on June 30, 1998, the PIC Majority Shareholders shall have the right, subject to the conditions described herein, to rescind the transactions contemplated by this Agreement, retaining the $500,000.00 payable pursuant to Section 1.1(a) of this Agreement as liquidated damages (the "PIC Rescission Right"). The PIC Majority Shareholders may only exercise the PIC Rescission Right during the 30-day period beginning on June 30, 1998 and only if the PICR



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         Shareholders have exercised the PICR Rescission Right described in
         Section 1.4 of the Stock Purchase Agreement dated August 22, 1997, as amended by a First Amendment dated October 31, 1997 and a Second Amendment dated February 27, 1998, to which MCCAC, PIC Resources Corp, the shareholders of PIC Resources Corp and ATN Communications, Inc. are parties. If the PIC Rescission Right and the PICR Rescission Right are exercised, such action shall be the sole remedy for MCCAC's failure to pay the Short-Term Note in full and MCCAC, the Murdock Communications Corporation, PIC and the PIC Shareholders shall be fully released from all obligations and liabilities under the Agreement and all agreements and instruments delivered pursuant to the Agreement.

         4. MCCAC agrees to pay Wayne Wright ("Wright") $166,412.00, plus interest at the rate of twelve percent (12.0%) per annum on such amount from February 1, 1998 until paid, on or prior to February 27, 1998, representing the payment which was scheduled to be made, on January 31, 1998, to Wright by MCCAC under the Long-Term Note dated October 29, 1997. Upon receipt of such payment, Wright waives any and all rights and remedies he may have against MCCAC, its shareholders, officers or directors, with respect to the failure of MCCAC to timely make such payment.

         5. MCCAC agrees to pay Bonner Hardegree ("Hardegree") $20,949.00 plus interest at the rate of twelve percent (12.0%) per annum on such amount from February 1, 1998 until paid, on or prior to February 27, 1998, representing the payment which was scheduled to be made, on January 31, 1998, to Hardegree by MCCAC under the Long-Term Note dated October 29, 1997. Upon receipt of such payment, Hardegree waives any and all rights and remedies he may have against MCCAC, its shareholders, officers or directors, with respect to the failure of MCCAC to timely make such payment.

         6. From and after the date hereof and until the Long-Term Notes are paid in full, MCCAC agrees that it will take no action to remove either Hardegree or Wright from office as an officer or director of either PIC or PIC Resources Corp. or ATN Communications, Inc. or to materially or substantially restrict their presently assigned duties and responsibilities unless they commit acts constituting fraud or felony to MCCAC, PIC or PIC Resources Corp., make material misrepresentations to the officers or directors of MCCAC or materially disregard their duties under such offices.

         7. MCCAC hereby releases PIC, Wright and Hardegree from any and all liability to MCCAC which may accrue or arise under the Agreement or the closing of the transaction contemplated by the Agreement which is alleged to


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result from the inaccuracy or incompleteness of any of the financial statements, proforma income or performance projections or other financial information concerning PIC, PIC Resources Corp. or ATN Communication, Inc. furnished to
MCCAC prior to closing.

         8. Except as amended by this Amendment, the Agreement remains in effect, unchanged and binding upon the parties thereto. All references to the Agreement in documents or instruments executed and delivered by the parties in connection with the Agreement shall be deemed to refer to the Agreement as amended hereby.

                                             MCC ACQUISITION CORP.

                                             By:  Guy O. Murdock
                                                  ----------------------------
                                                  Guy O. Murdock, Chairman of
                                                             the Board

                                             PRIORITY INTERNATIONAL
                                             COMMUNICATIONS, INC.

                                             By: /s/ Bonner B. Hardegree
                                                -------------------------------
                                                Bonner B. Hardegree, Vice
                                                President


                                             PIC MAJORITY SHAREHOLDERS

                                             /s/ Wayne Wright
                                             ---------------------------------
                                             WAYNE WRIGHT

                                             /s/ Bonner Hardegree
                                             ---------------------------------
                                             BONNER HARDEGREE




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